UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 27, 2006
VECTOR GROUP LTD.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5759	65-0949535

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 S.E. Second Street, Miami, Florida		33131

(Address of Principal Executive Offices)		(Zip Code)
(305) 579-8000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURE
Purchase Agreement
Press Release dated June 28, 2006
Press Release dated June 30, 2006
Ex-1.1 Purchase Agreement
Ex-99.1 Press Release dated June 28, 2006
Ex-99.2 Press Release dated June 30, 2006

Item 1.01. Entry into a Material Definitive Agreement
     On June 27, 2006 (the “Pricing Date”), Vector Group Ltd. (the “Company”) agreed to sell $85.0 million of its 3 7/8% Variable Interest Senior Convertible Debentures due 2026 (the “Debentures”), pursuant to the terms of a Purchase Agreement, dated June 27, 2006 (the “Purchase Agreement”), between the Company and Jefferies & Company, Inc., as the initial purchaser (“Initial Purchaser”), a copy of which is attached hereto as Exhibit 1.1. Under the Purchase Agreement, the Initial Purchaser has an option to purchase an additional $25.0 million of Debentures to cover over-allotments, which the Initial Purchaser exercised in full on June 29, 2006. The Initial Purchaser will purchase the Debentures from the Company at a purchase price equal to 96.5% of the principal amount thereof. The Debentures will be offered to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. persons in accordance with Regulation S under the Securities Act of 1933, as amended. The Debentures will be governed by the terms of an Indenture (the “Indenture”) between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), to be negotiated with the Initial Purchaser. The Company intends to use the net proceeds of the issuance to redeem the remaining $62.5 million principal amount of its 6.25% Convertible Subordinated Notes due July 15, 2008 and for general corporate purposes.
     In connection with the issuance of the Debentures, the Company will also enter into a Registration Rights Agreement to be negotiated with the Initial Purchaser. The Company has agreed to file a shelf registration statement with the Securities and Exchange Commission covering resales of the Debentures and the Company’s common stock issuable upon conversion of the Debentures.
     The Debentures will be convertible, at the option of the holders at any time on or prior to maturity, into shares of the Company’s common stock. The Debentures will be convertible at a conversion price of $21.50 per share, which is equal to a conversion rate of approximately 46.512 shares of common stock per $1,000 principal amount of Debentures, subject to adjustment.
     Interest on the Debentures will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning September 15, 2006. The Debentures will accrue interest at 3 7/8% per annum, with an additional amount of interest payable on each interest payment date based on the amount of cash dividends paid by the Company on its common stock during the prior three-month period ending on the record date for such interest payment multiplied by the total number of shares of the Company’s common stock into which the Debentures will be convertible on such record date (together, the “Total Interest”). Notwithstanding the foregoing, however, the interest payable on each interest payment date shall be the higher of (i) the Total Interest and (ii) 5 3/4% per annum.
     The Debentures will mature on June 15, 2026, but the Company will be required to redeem 10% of the total aggregate principal amount of the Debentures outstanding on June 15, 2011. In addition to such redemption amount, the Company will also redeem on June 15, 2011 and at the end of each interest accrual period thereafter, such amounts on a pro-rata basis, if any, of the Debentures necessary to prevent the Debentures from being treated as an “Applicable High Yield Discount Obligation” within the meaning of the Internal Revenue Code of 1986, as amended. The holders of the Debentures will have the option on June 15, 2012, June 15, 2016 and June 15, 2021 to require the Company to repurchase some or all of their Debentures at a repurchase price equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest, and registration default payments, if any.
     The Debentures will be the Company’s senior unsecured obligations and will rank on a parity in right of payment with all of the Company’s existing and future senior unsecured indebtedness. In addition, the Debentures will effectively rank junior to any future secured indebtedness the Company may incur and junior to liabilities of the Company’s subsidiaries.

     In the event of a fundamental change (to be defined in the Indenture), each holder of the Debentures may require the Company to repurchase some or all of its Debentures at a repurchase price equal to 100% of the aggregate principal amount of the Debentures plus accrued and unpaid interest, if any, plus, in certain circumstances, a make-whole premium.
      If an event of default (to be defined in the Indenture) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures may declare the Debentures immediately due and payable at their principal amount together with accrued interest, except that an event of default resulting from a bankruptcy or similar proceeding will automatically cause the Debentures to become immediately due and payable without any declaration or other act on the part of the Trustee or any Debenture holders.
     The summary of the foregoing transaction is qualified in its entirety by reference to the text of the Purchase Agreement, which is included as an exhibit hereto and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     See Item 1.01, which is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
     See Item 1.01, which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits
     The following Exhibits are filed herewith:

Exhibit 1.1	Purchase Agreement, dated as of June 27, 2006, between Vector Group Ltd. and Jefferies & Company, Inc.
Exhibit 99.1	Press Release dated June 28, 2006.
Exhibit 99.2	Press Release dated June 30, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.
By:	/s/ J. Bryant Kirkland III
J. Bryant Kirkland III
Vice President and Chief Financial Officer

Date: June 27, 2006

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